Exhibit 99



                                                     P.O. Box 834
                                                     Valley Forge, PA 19482-0834
                                                     70 Valley Stream Parkway
                                                     Malvern, PA  19355

     News Release
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Contacts:

Susan G. Gaffney              Veronica L. Rosa              Wendy Pinckney
Investor Relations            Investor Relations            Media Relations
610-408-7292                  610-408-7196                  610-408-7297
sgaffney@ikon.com             vrosa@ikon.com                wpinckney@ikon.com
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                 IKON OFFICE SOLUTIONS APPOINTS NEW BOARD MEMBER

                 Kurt M. Landgraf Elected to Board of Directors


Valley Forge,  Pennsylvania  - January 13, 2000 - IKON Office  Solutions  (NYSE:
IKN) today announced that Kurt Landgraf has been elected a member of the Company's Board of Directors. This appointment fills the vacancy created by the resignation of board member Thomas Gerrity, who resigned in December due to other commitments.

"We are pleased to elect Kurt Landgraf to our Board of Directors," said James J. Forese, President and Chief Executive Officer of IKON Office Solutions. "Mr. Landgraf's many years of business experience and respected leadership will be a significant contribution to the board."

Kurt M. Landgraf, 53, is currently Executive Vice President and Chief Operating Officer for E.I. DuPont de Nemours & Company and Chairman of DuPont Europe and the DuPont Pharmaceutical Company. Landgraf is also Chairman of the DuPont Pharmaceutical Advisory Board, and is responsible for leading and implementing DuPont's pharmaceutical strategy.

Since 1980, Landgraf has held numerous high level executive positions at DuPont including Executive Vice President for DuPont U.S. and President and Chief Executive Officer of the DuPont Merck Pharmaceutical Company, as well as several director positions within DuPont international and domestic business and marketing divisions. Prior to joining DuPont, Landgraf was Manager of Marketing Analysis and Planning for The Upjohn Company's Worldwide Business Development Division.
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In addition  to his current  role at DuPont,  Landgraf  is  currently  the Board
Chairman of Christiana Care Health Services, Inc. and Director of the University of Delaware Research Foundation and the Delaware Biotechnology Institute. He also serves on numerous pharmaceutical industry, research and business boards as well as many Delaware-based community and education boards.

Landgraf received his bachelor's degree in economics/business administration from Wagner College. He has also earned three master's degrees: in economics from Pennsylvania State University, in administration from Rutgers University, and in sociology from Western Michigan University. He graduated from the Harvard Business School Advanced Management Program in 1992 and holds two honorary doctoral degrees.

IKON Office Solutions (www.ikon.com) is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal outsourcing solutions, as well as network design and consulting, application development and technology training. With fiscal 1999 revenues of $5.5 billion, IKON has nearly 1,000 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland, and Denmark.


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